RAPID7, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

July 23, 2025 (with effect from June 11, 2025)

Rapid7, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, “Directors”) represents an important tool to attract, retain and reward Directors who are not employees of the Company (each, a “Non-Employee Director”). This Non-Employee Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding compensation to its Non-Employee Directors.

Unless otherwise defined herein, capitalized term(s) used in this Policy will have the meaning(s) given such term(s) in the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of any payments such Non-Employee Director receives under this Policy.

ANNUAL CASH COMPENSATION

Cash Retainer

Each Non-Employee Director will be paid an annual cash retainer of $35,000.

An additional annual cash retainer of $20,000 will be paid to any Non-Employee Director who serves as the lead independent director.

An additional annual cash retainer of $53,000 will be paid to any Non-Employee Director who serves as the Chairman of the Board.

Audit Committee

The additional annual cash compensation for Non-Employee Directors who serve on the Audit Committee is:

Committee Chair: $20,000

Committee Members: $10,000

Compensation Committee

The additional annual cash compensation for Non-Employee Directors who serve on the Compensation Committee is:

Committee Chair: $15,000

Committee Members: $6,500

Nominating and Corporate Governance Committee

The additional annual cash compensation for Non-Employee Directors who serve on the Nominating and Corporate Governance Committee is:

Committee Chair: $8,000

Committee Members: $4,000

Timing of Payment

    All such annual cash compensation payable to Non-Employee Directors shall be payable in equal quarterly installments in arrears following the end of each calendar quarter in which Board service occurs, and prorated for any partial quarters of service.

Ad Hoc Committee Cash Compensation

    The Board, upon recommendation of the Compensation Committee, may determine that additional cash compensation shall be payable to Non-Employee Directors for their service on any ad hoc committee established by the Board from time to time. Unless otherwise determined by the Board, any such additional compensation shall be deemed to be paid pursuant to this Policy.

ANNUAL EQUITY AWARD

Initial Grant

Upon election to the Board, each Non-Employee Director will receive an initial one-time grant of restricted stock units (“RSUs”) having an aggregate grant date fair market value of $400,000 (an “Initial Award”), which will vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, provided that the applicable Non-Employee Director is providing continuous service as of such vesting date.

Annual Grant

On the date of each annual meeting of stockholders (the “Annual Meeting”), each Non-Employee Director (other than a newly elected Non-Employee Director) will automatically be granted an award of RSUs under the Plan equal to an aggregate grant date fair market value of $200,000 (an “Annual Award”), provided that such Annual Award shall be prorated for a Non-Employee Director who joined the Board after the immediately preceding Annual Meeting and has served on the Board for less than one full year at the time of grant. Each Annual Award granted to a Non-Employee Director pursuant to this Policy will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next Annual Meeting, provided that the applicable Non-Employee Director is providing continuous service as of such vesting date.

Under the terms of the Plan, Non-Employee Directors may not receive in one calendar year awards covering more than (i) 55,000 shares of the Company’s common stock (subject to adjustment pursuant to the Plan) or (ii) such number of shares of the Company’s common stock that has a total value on the grant date equal to $750,000, whichever is greater. Any equity awards granted to a Non-Employee Director pursuant to this Policy that are subject to vesting will become fully vested upon a Change in

Control (as defined in the Plan) as long as such Non-Employee Director is providing continuous service as of the date of such Change in Control.

The number of shares of stock that may be subject to the Initial Award or Annual Award shall be calculated based on the 30-trading day average price of the Company’s common stock through and including the date of grant

ELECTION TO RECEIVE ANNUAL CASH COMPENSATION IN RESTRICTED STOCK UNITS

A Non-Employee Director may elect to receive the annual cash compensation that he or she would otherwise be entitled to under this Policy in the form of additional RSUs by timely executing and submitting to the Company an election on such form as specified by the Company from time to time (the “Election Form”). The terms of any such election shall be set forth in, and subject to, the applicable Election Form. If the Non-Employee Director makes such an election, on the date of the Annual Meeting, the Non-Employee Director will automatically be granted an award of RSUs under the Plan equal to an aggregate grant date fair market value of the Non-Employee Director’s expected annual cash compensation pursuant to this Policy for the upcoming year of service, without any further action by the Board. To be valid, the election shall be made in accordance with the practices and procedural requirements (including as to timing of elections) determined by the Compensation Committee from time to time, in its sole discretion.
The RSUs issued in lieu of cash compensation will vest in equal quarterly installments and will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next Annual Meeting, provided that the applicable Non-Employee Director is providing continuous service as of such vesting date; provided, however, that if a Non-Employee Director’s service terminates for any reason prior to the applicable vesting date, such Non-Employee Director shall vest in the RSUs granted in lieu of annual cash compensation on a prorated basis for the quarter in which his or her service terminated.
REIMBURSEMENT OF EXPENSES
The Company will reimburse all reasonable out-of-pocket expenses incurred by Non-Employee Directors in attending meetings of the Board or any committee of the Board.

SHARE OWNERSHIP GUIDELINES

Non-Employee Directors will be subject to share ownership guidelines, as they may be adopted or amended by the Company from time to time.

SECTIONS 409A AND 457A

All payments made pursuant to this Policy are intended to be exempt from, and/or comply with, Sections 409A and 457A of the Code, and shall be interpreted on a basis consistent with such intent. However, nothing herein will be construed as a guarantee by the Company of any particular tax effect or outcome with respect to any Non-Employee Director.

GENERAL

    The Policy shall be administered by the Compensation Committee. The Board, upon recommendation of the Compensation Committee, in its discretion may change or otherwise revise this Policy on a prospective basis from time to time.